Exhibit 5.3

[Letterhead of Stites & Harbison, PLLC]

May 17, 2011

EnergySolutions, Inc.

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Re:	Registration Statement on Form S-4 - EnergySolutions, Inc./ EnergySolutions, LLC
Exchange Offer for 10.75% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as local counsel in the State of Tennessee (the “State”) to EnergySolutions Services, Inc., a Tennessee corporation (the “Tennessee Guarantor”), in connection with the Tennessee Guarantor’s guarantee (the “Guarantee”) of obligations of EnergySolutions, Inc., a Delaware corporation (the “Parent”), and EnergySolutions, LLC, a Utah limited liability company (the “Co-Issuer”, and together with the Parent, the “Issuers”), under the $300,000,000 10.75% Senior Notes Due 2018 (the “Exchange Notes”), to be issued by the Issuers under that certain Indenture, dated as of August 13, 2010 (the “Indenture”), among the Issuers, the subsidiaries of the Issuers described therein (including the Tennessee Guarantor) as guarantors (the “Guarantors”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes and the guarantees of the Guarantors will be issued in exchange for (i) an equal principal amount of the Issuers’ 10.75% Senior Notes Due 2018 and (ii) the related guarantees (the “Exchange Offer”). The Exchange Notes and the related subsidiary guarantees (including the Guarantee of the Tennessee Guarantor) are covered by the Registration Statement on Form S-4, and any amendments thereto (collectively, the “Registration Statement”), filed by the Issuers and the Guarantors with the United States Securities and Exchange Commission (the “Commission”) on May 17, 2011, under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated by the Commission under the Securities Act.

I.	Documents Reviewed And Defined Terms

A. Transaction Documents. For the purpose of rendering this opinion, we have reviewed copies of the following documents only (the “Transaction Documents”):

(1)	The Indenture (including the guarantee of the Tennessee Guarantor contained therein); and

(2)	the form of the Exchange Notes attached to the Indenture.

EnergySolutions, Inc

May 17, 2011

B. Corporate Documents. We have also examined executed originals or copies certified or otherwise identified to our satisfaction of the following documents (the “Corporate Documents”):

(1)	The Tennessee Guarantor’s Charter, as amended to date, as certified by the Secretary of State of Tennessee on May 5, 2011;

(2)	The Tennessee Guarantor’s By-laws, as amended to date;

(3)	Resolutions adopted by the Tennessee Guarantor relating to the authorization, execution and delivery by the Tennessee Guarantor of the Guarantee and the other Transaction Documents and the consummation of the transactions contemplated by the Guarantee and the other Transaction Documents;

(4)	Certificate of Existence, dated May 17, 2011, for the Tennessee Guarantor, issued by the Secretary of State of Tennessee (the “Certificate of Existence”); and

(5)	Omnibus Certificate of the Assistant Secretary of each of the Guarantors listed on Schedule 1 attached thereto (including the Tennessee Guarantor) with respect to the foregoing documents and other factual matters (the “Support Certificate”).

The Corporate Documents described in paragraphs (1) through (3), inclusive, immediately above are referred to as the “Organizational Documents.”

II.	Assumptions

We do not regularly represent the Tennessee Guarantor and we have been retained solely for the purpose of rendering this opinion in connection with the Transaction Documents and the Exchange Offer.

We have made no independent investigation as to factual matters, except as expressly stated herein. With respect to factual matters, and without independent investigation, we have relied upon and assumed the accuracy and completeness of (i) the Support Certificate, (ii) certificates and other documents obtained from public officials, and (iii) the representations and warranties contained in the Transaction Documents.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic, or conformed copies, and the authenticity of the originals of such documents. We also have assumed the due authorization, execution and delivery of all documents to be delivered by all parties other than the Tennessee Guarantor, and the validity and binding effect of those documents with respect to any such party.

EnergySolutions, Inc

May 17, 2011

III.	Opinions

Based upon the foregoing, and subject to the limitations and qualifications set forth herein, it is our opinion that:

1. Based solely on the Certificate of Existence, and as of the date thereof, the Tennessee Guarantor is a corporation validly existing under the laws of the State.

2. The Tennessee Guarantor has the corporate power to guarantee the Exchange Notes pursuant to the terms of the Indenture.

3. The Tennessee Guarantor has taken all necessary corporate action to authorize the execution and delivery of the Indenture and the Tennessee Guarantor’s guarantee of the Exchange Notes pursuant thereto.

4. The Tennessee Guarantor has duly executed and delivered the Indenture.

5. The execution and delivery by the Tennessee Guarantor of the Indenture does not, and the guarantee by the Tennessee Guarantor of the Exchange Notes pursuant to the terms of the Indenture and the performance of its obligations thereunder will not, violate (a) the Organizational Documents, or (b) any statute, rule or regulation of the State applicable to the Tennessee Guarantor.

IV.	Qualifications And Limitations

Our opinions are limited by and subject to the following:

(a) Our opinions are based solely upon the laws of the State as currently in effect. We express no opinion concerning the laws of any other jurisdiction or whether such laws may apply, under a conflict of laws analysis or otherwise.

(b) Our opinions are subject to the effects of applicable bankruptcy, insolvency, reorganization, receivership, liquidation, conservatorship, reorganization, moratorium and other federal or state laws or constitutions in effect from time to time affecting the rights and remedies of creditors generally, including without limitation, fraudulent conveyance laws, preferential conveyance laws, and judicially developed doctrines relevant to any of the foregoing laws.

(c) Our opinion in paragraph 5(b) above is based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Documents, and we express no opinion with regard to (i) any federal or state securities laws or regulations, (ii) any federal or state tax laws or regulations, (iii) any federal or state banking or insurance laws or regulations, (iv) any

EnergySolutions, Inc

May 17, 2011

federal or state antitrust, trade or unfair competition laws or regulations, (v) any federal or state environmental, health or safety laws or regulations, or (vi) any federal or state energy laws or regulations.

(d) We express no opinion as to the enforceability of any of the provisions of the Transaction Documents.

(e) We express no opinion as to compliance with T.C.A.§ 48-16-401 to the extent that the Tennessee Guarantor’s incurrence of the obligations evidenced by the Transaction Documents may be deemed to be a distribution by the Tennessee Guarantor to or for the benefit of its shareholders.

(f) We express no opinion as to any matter not specifically stated to be and numbered as an opinion, and we undertake no obligation to advise you of legal or factual changes affecting this opinion that occur after the date of this letter.

This opinion is for your benefit in connection with the transactions contemplated by the Transaction Documents and may be relied upon only by you and other persons entitled to rely upon it pursuant to applicable provisions of the federal securities laws. We hereby consent to the reliance upon the opinions expressed herein by Jones Day for purposes of its opinions being delivered and filed as an exhibit to the Registration Statement. We also hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the related prospectus. In giving such latter consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ Stites & Harbison, PLLC